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                                                                   Exhibit 10.8

                                Vestin Mortgage




                                 April 9, 2004

Raceway Ventures, LLC
5300 NW 12th Ave. Suite 1
Ft. Lauderdale, Florida 33309


Re: Vestin Mortgage, Inc. ("Vestin") with Mid-State Raceway, Inc. and Mid-State Development Corporation (collectively "Borrower")

Gentlemen:

                  Reference is hereby made to that certain Loan Agreement dated June 30, 2003, as amended (the "Loan Agreement"), the Consolidated Secured Promissory Note in the amount of $26,000,000 issued pursuant to the Loan Agreement (the "Note") and the mortgage, security and other documentation executed pursuant to the terms and conditions of the Loan Agreement and/or the Note (the "Ancillary Documents", and the Loan Agreement, Note and Ancillary Documents collectively referred to herein as the "Loan Documents").

                  In connection with your proposed acquisition (the "Acquisition") of all of the shares of capital stock of Mid-State Raceway, Inc. ("Raceway") and warrants to purchase shares of the capital stock of Raceway owned by All Capital LLC and Victoria Scott you are hereby advised that:

         1. The outstanding principal balance of the Note as of April 9, 2004 is $25,916,254.15; and as of April 10, 2004 -- there was no interest required to be paid pursuant to the Note which had not been paid;

         2. Assuming that the closing of the Acquisition is consummated on or before April 9, 2004, there will be no default in payment of principal, interest or other sums payable to Vestin as of April 9, 2004 pursuant to any of the Loan Documents;

         3. Based upon the current conscious awareness of Daniel Stubbs, but not based on any review of files or other investigation by Vestin, Vestin is not aware of any non-monetary
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                  default(s) pursuant to the Loan Documents as of April 9,
                  2004;

         4. Subject to the provisions of Paragraph 5 hereof, if there is a non-monetary default pursuant to the Loan Documents as of April 9, 2004, Vestin will give the Borrower written notice and at least 10 days opportunity to cure before charging any late fees or default interest and/or pursuing any remedies or rights arising as a result of that non-monetary default; and

         5. During the period from the date of the consummation of the closing of the Acquisition to the date upon which video terminal lottery operations commence at Vernon Downs Vestin shall not exercise any rights IT may have with respect to any non-monetary default under the Loan Documents provided that all of the obligations of the Borrower under the Loan Documents for the payment of principal, interest, real estate taxes and insurance premiums are timely and fully satisfied.

                                    Very truly yours,


                                    Vestin Mortgage, Inc.


                                    By: /s/ Daniel B. Stubbs